EXHIBIT 99.1

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060
investor@taylormorrison.com

ANNE MARIUCCI JOINS TAYLOR MORRISON BOARD OF DIRECTORS

SCOTTSDALE, AZ, March 6, 2014 – Taylor Morrison Home Corporation (NYSE:TMHC) announced today that Anne Mariucci is joining its board of directors as an additional independent board member as well as a member of the Audit Committee.

“We’re so very delighted and privileged to add Anne to our board of directors,” said Taylor Morrison President and CEO Sheryl Palmer. “Her extensive community development, homebuilding and financial experience will prove to be invaluable to the Board as we continue to capitalize on market opportunities and grow our operations.”

Ms. Mariucci has over 30 years of experience in homebuilding and real estate.  Prior to 2003, Ms. Mariucci held a number of executive senior management roles with Del Webb Corporation and was responsible for its large-scale community development and homebuilding business.  She also served as President of Del Webb following its merger with Pulte Homes, Inc.  She presently serves on the Arizona Board of Regents, and is its immediate past-chairman. She also serves as a director of Corrections Corporation of America, Southwest Gas Company, the University of Arizona Health Network, Arizona State University Foundation, and the Fresh Start Women’s Foundation. Since 2003, she has been affiliated with the private equity firms Hawkeye Partners (Austin, Texas) and Glencoe Capital (Chicago, Illinois).  She is a past director of the Arizona State Retirement System and Action Performance Companies, as well as a past Trustee of the Urban Land Institute.  Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison Home Corporation (NYSE:TMHC) operates in the U.S. under the Taylor Morrison and Darling Homes brands and in Canada under the Monarch brand.  Taylor Morrison is a builder and developer of single-family detached and attached homes serving a wide array of customers including first-time, move-up, luxury and active adult customers. Taylor Morrison divisions operate in Arizona, California, Colorado, Florida and Texas.  Darling Homes serves move-up and luxury homebuyers in Texas. Monarch, Canada's oldest homebuilder builds homes for first-time and move-up buyers in Toronto and Ottawa as well as high rise condominiums in Toronto.  For more information about Taylor Morrison, Darling Homes or Monarch, please visit www.taylormorrison.com, www.darlinghomes.com and www.monarchgroup.net.